SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is made as of November 1, 2024 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED (“FTIML”), a corporation existing under the laws of the United Kingdom.

WHEREAS, FAV and FTIML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, FAV has been retained to render investment advisory services to each of the funds listed on Schedule A hereto (together the “Funds” and each, a “Fund”), including the funds that are series of an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) as shown on Schedule A; and

WHEREAS, Putnam Investments Limited (“PIL”), an affiliate of FTIML, previously provided sub-advisory services with respect to the Funds pursuant to a Sub-Management Contract dated as of January 1, 2024, which contract was assigned to and assumed by FAV with respect to the Funds with effect as of July 15, 2024;

WHEREAS, in connection with the transfer of substantially all of PIL’s assets and liabilities to FTIML on or around the date hereof, the parties are entering into this Agreement to provide for the continuation of services by FTIML, as successor to PIL’s advisory business; and

WHEREAS, FAV desires to appoint FTIML as investment sub-adviser to provide certain investment advisory and related services to the Funds, and FTIML is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. FAV hereby retains FTIML and FTIML hereby accepts such engagement, to furnish certain investment advisory and related services with respect to certain assets of the Fund, as more fully set forth herein.

(a) Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, FTIML will provide certain investment advisory and related services for a portion of the Fund as agreed upon from time to time by FAV and FTIML, including:

(i)

managing the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment to it by FAV, if any, from time to time with FTIML determining what securities and other property will be purchased, retained or sold with respect to such portion, and placing all purchase and sale orders with respect to such portion;

(ii)

providing assistance with purchasing and selling securities and other property for the Fund, including the placement of orders with broker-dealers selected by FTIML, even if FAV has not delegated investment discretion with respect to such assets; and

(iii)

performing research and obtaining and evaluating pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund, as set forth in the Fund’s prospectus and statement of additional information, and sharing such research and data with FAV upon request.

The assets with respect to which FTIML provides the services set forth above are referred to as the “Sub-Advised Portion.”

(b) In performing these services, FTIML shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current prospectus and statement of additional information, and in the Agreement and Declaration of Trust and Bylaws of the Fund and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, FTIML shall report daily all transactions effected by FTIML on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

(d) FTIML shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund, in such form and detail as requested by the Board. FTIML shall also make one or more of its personnel available to attend such meetings of the Board as the Board may reasonably request.

(e) In carrying out its duties hereunder, FTIML shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

2. (a) Where applicable based on the services it provides pursuant to Section 1 above, FTIML shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion’s portfolio transactions, FTIML shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by FTIML for the period and in the place required by Rule 31a-2 under the 1940 Act.

(b) Where applicable based on the services it provides pursuant to Section 1 above, FTIML shall select brokers and dealers for the execution of the Fund’s transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, FTIML is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance FTIML’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that FTIML may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if FTIML determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or FTIML’s overall responsibilities to FTIML’s discretionary accounts.

3. It is understood that the services provided by FTIML are not to be deemed exclusive. FAV acknowledges that FTIML may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. FAV agrees that FTIML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

4. FTIML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5. FTIML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6. (a) In payment for the investment advisory services to be rendered by FTIML under Section 1(a)(i) hereunder with respect to the Sub-Advised Portion of one or more Funds from time to time, FAV shall pay a monthly fee in U.S. dollars to FTIML calculated daily at the following annual rate for each applicable Fund: 0.25% of the average aggregate net asset value of any assets in equity and asset allocation Sub-Advised Portions and 0.20% per annum of the average net asset value of any assets in fixed income Sub-Advised Portions of the Funds. For the purposes of calculating such fee, the net asset value of the Sub-Advised Portion and the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information.

With respect to each of Putnam Master Intermediate Income Trust and Putnam Premier Income Trust, FAV will pay to FTIML as compensation for the FTIML’s services rendered, a fee, computed and paid quarterly at the annual rate of 0.20% of Average Weekly Assets in a Sub-Advised Portion. “Average Weekly Assets” means the average of the weekly determinations of the difference between the total assets of the Fund (including any assets attributable to leverage for investment purposes) attributable to a Sub-Advised Portion and the total liabilities of the Fund (excluding liabilities incurred in connection with leverage for investment purposes) attributable to such Sub-Advised Portion, determined at the close of the last business day of each week, for each week which ends during the quarter. Such fee shall be payable for each quarter within 30 days after the close of such quarter. As used in this Section 6, “leverage for investment purposes” means any incurrence of indebtedness the proceeds of which are to be invested in accordance with the Fund’s investment objective.

For purposes of calculating Average Weekly Assets (as defined below), liabilities associated with any instruments or transactions used to leverage the Fund’s portfolio for investment purposes (whether or not such instruments or transactions are “covered” within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) are not considered liabilities. For purposes of calculating Average Weekly Assets, the total assets of the Fund will be deemed to include (a) any proceeds from the sale or transfer of an asset (the “Underlying Asset”) of the Fund to a counterparty in a reverse repurchase or dollar roll transaction and (b) the value of such Underlying Asset as of the relevant measuring date. “Average Weekly Assets” means the average of the weekly determinations of the difference between the total assets of the Fund (including any assets attributable to leverage for investment purposes) attributable to a Sub-Advised Portion and the total liabilities of the Fund (excluding liabilities incurred in connection with leverage for investment purposes) attributable to such Sub-Advised Portion, determined at the close of the last business day of each week, for each week which ends during the quarter. Such fee shall be payable for each quarter within 30 days after the close of such quarter.

In the event that the FAV’s management fee from either of Putnam Master Intermediate Income Trust or Putnam Premier Income Trust is reduced pursuant to the investment management contract between such Fund and FAV because during any Measurement Period (as defined below) the amount of interest payments and fees with respect to indebtedness or other obligation of the Fund incurred for investment leverage purposes, plus additional expenses attributable to any such leverage for investment purposes, exceeds the portion of the Fund’s net income and net short-term capital gains (but not long-term capital gains) accruing during such Measurement Period as a result of the fact that such indebtedness or other obligation was outstanding during the Measurement Period, the fee payable to FTIML with respect to such Fund shall be reduced in the same proportion as the fee paid to FAV with respect to such Fund is so reduced. “Measurement Period” shall be any period for which payments of interest or fees (whether designated as such or implied) are payable in connection with any indebtedness or other obligation of the Fund incurred for investment purposes.

(b) The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month. If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIML, neither FTIML nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

8. During the term of this Agreement, FTIML will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

9. This Agreement shall be effective as of the date given above and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon not more than sixty (60) days’ written notice to FAV and FTIML, and by FAV or FTIML upon not more than sixty (60) days’ written notice to the other party.

11. This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Contract between FAV and the Fund.

12. This Agreement shall not be amended with respect to any Fund unless such amendment be approved at a meeting by the vote, cast at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of FAV and FTIML.

13. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FTIML further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

15. The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:	/s/ Thomas Merchant
Thomas Merchant
Title:	Chief Legal Officer

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:	/s/ Euan Wilson
Euan Wilson
Title:	Director

Schedule A*

(amended as of August 1, 2025)

Putnam California Tax Exempt Income Fund

Putnam Diversified Income Trust

Putnam Asset Allocation Funds

-Putnam Dynamic Asset Allocation Balanced Fund

-Putnam Dynamic Asset Allocation Conservative Fund

-Putnam Dynamic Asset Allocation Growth Fund

-Putnam Multi-Asset Income Fund

Putnam ETF Trust

-Franklin California Municipal Income ETF (effective August 1, 2025)

-Franklin Massachusetts Municipal Income ETF (effective August 1, 2025)

-Franklin Minnesota Municipal Income ETF (effective August 1, 2025)

-Franklin Municipal High Yield ETF (effective August 1, 2025)

-Franklin Municipal Income ETF (effective August 1, 2025)

-Franklin New Jersey Municipal Income ETF (effective August 1, 2025)

-Franklin New York Municipal Income ETF (effective August 1, 2025)

-Franklin Ohio Municipal Income ETF (effective August 1, 2025)

-Franklin Pennsylvania Municipal Income ETF (effective August 1, 2025)

-Franklin Short-Term Municipal Income ETF (effective August 1, 2025)

-Putnam ESG Core Bond ETF

-Putnam ESG High Yield ETF

-Putnam ESG Ultra Short ETF

Putnam Funds Trust

-Putnam Core Bond Fund

-Putnam Dynamic Asset Allocation Equity Fund

-Putnam Floating Rate Income Fund

-Putnam Mortgage Opportunities Fund

-Putnam Short Duration Bond Fund

-Putnam Short Term Investment Fund

-Putnam Short-Term Municipal Income Fund

-Putnam Ultra Short Duration Income Fund

-Putnam Ultra Short MAC Series

Putnam Global Income Trust

Putnam High Yield Fund

Putnam Income Fund

Putnam Investment Funds

-Putnam Government Money Market Fund

Putnam Massachusetts Tax Exempt Income Fund

Putnam Minnesota Tax Exempt Income Fund

Putnam Money Market Fund

Putnam Mortgage Securities Fund

Putnam New Jersey Tax Exempt Income Fund

Putnam New York Tax Exempt Income Fund

Putnam Ohio Tax Exempt Income Fund

Putnam Pennsylvania Tax Exempt Income Fund

Putnam Target Date Funds

-Putnam Retirement Advantage Maturity Fund

-Putnam Retirement Advantage 2070 Fund (effective August 1, 2025)

-Putnam Retirement Advantage 2065 Fund

-Putnam Retirement Advantage 2060 Fund

-Putnam Retirement Advantage 2055 Fund

-Putnam Retirement Advantage 2050 Fund

-Putnam Retirement Advantage 2045 Fund

-Putnam Retirement Advantage 2040 Fund

-Putnam Retirement Advantage 2035 Fund

-Putnam Retirement Advantage 2030 Fund

-Putnam Sustainable Retirement Maturity Fund

-Putnam Sustainable Retirement 2070 Fund (effective August 1, 2025)

-Putnam Sustainable Retirement 2065 Fund

-Putnam Sustainable Retirement 2060 Fund

-Putnam Sustainable Retirement 2055 Fund

-Putnam Sustainable Retirement 2050 Fund

-Putnam Sustainable Retirement 2045 Fund

-Putnam Sustainable Retirement 2040 Fund

-Putnam Sustainable Retirement 2035 Fund

-Putnam Sustainable Retirement 2030 Fund

Putnam Tax Exempt Income Fund

Putnam Tax-Free Income Trust

-Putnam Strategic Intermediate Municipal Fund

-Putnam Tax-Free High Yield Fund

Putnam Variable Trust

-Putnam VT Diversified Income Fund

-Putnam VT Global Asset Allocation Fund

-Putnam VT Government Money Market Fund

-Putnam VT High Yield Fund

-Putnam VT Income Fund

-Putnam VT Mortgage Securities Fund

*

FTIML is authorized to act as sub-adviser for each Fund listed in this Schedule A, but a Sub-Advised Portion may not be assigned to FTIML by FAV pursuant to Section 1(a)(i) with respect to a particular Fund at any given time. Sub-Advised Portions will be determined, and compensation under this Agreement will be paid, based on the corporate accounting records of the parties’ parent company with respect to portfolio management duty assignments.

FRANKLIN ADVISERS, INC.

By:	/s/ Thomas Merchant
Thomas Merchant
Title:	Chief Legal Officer

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:	/s/ Euan Wilson
Euan Wilson
Title:	Director